Exhibit 10.1

Beth Kovaly Willis Vice President Executive Compensation Emerson 8000 W. Florissant Avenue St. Louis, MO 63136 T (314) 553 1159 F (314) 553 3590 E bethkovaly.willis@emerson.com

February 23, 2021

David N. Farr

8000 West Florissant Ave.

St. Louis, Missouri 63136

Dear Dave,

This Letter Agreement (the “Letter Agreement”) will confirm our understanding regarding your voluntary retirement from Emerson Electric Co., a Missouri corporation (collectively, “Emerson” or the “Company”). We thank you for your 40 years of service and commitment to Emerson!

Your retirement and the terms of this Agreement are effective as of May 31, 2021 (the “Retirement Date”). In consideration of good and valuable consideration provided to you pursuant to this Agreement, you agree as follows:

1.	NON-DISCLOSURE AGREEMENT

You agree that during your employment you have received and had access to Emerson’s trade secrets and confidential and proprietary information (“Confidential Information”), which includes or concerns, but is not limited to, attorney/client communications, global strategic communications, information pertaining to strategic planning or other strategy, mergers and acquisitions, corporate technology, intellectual property, customers, pricing, business methods and operations, business policies, procedures, practices and techniques, legal opinions and legal matters, research or development projects or results, sales, finances, products, suppliers, personnel performance and compensation, plans for future development, marketing practices, market participation, market studies, and financial forecasts and budgeting. You agree that disclosure of such Confidential Information would be detrimental to Emerson and agree that at no time following termination of your employment with Emerson will you directly or indirectly disclose or cause the disclosure of any Confidential Information to any person, firm, corporation, or entity, no matter what the purpose. You further agree that you will not directly or indirectly disclose the terms of this Agreement to any person except as authorized specifically herein.

The non-disclosure obligations set forth above shall not apply to the extent it is necessary for you to: report income to taxing authorities; communicate with your attorneys or agents to obtain legal and/or financial planning advice after any such attorneys or agents bind themselves in writing to the same non-disclosure obligations as set forth above; or, to respond to any lawfully issued subpoena or order of a court of competent jurisdiction or legitimate discovery request pursuant to state or federal rules of civil procedure. If any such subpoena, order of court or discovery request is received, you agree to send to Emerson’s General Counsel no later than two days after receipt via email to sara.bosco@emerson.com or via overnight or hand-delivery.

You agree also to deliver to the office of Emerson’s General Counsel within a three day period following the Retirement Date all such Confidential Information, any other property of Emerson, and all copies thereof in your possession or control, whether in handwritten, typed, printed, graphic or electronic form (whether stored on Emerson-owned or personally owned or used devices, including but not limited to personal computers, tablets, smart phones, memory sticks, thumb drives, or on-site or off-site storage locations). If after such three-day period you determine that you have any Confidential Information or other property of Emerson in your possession or control, you shall immediately deliver such Confidential Information or property to the office of Emerson’s General Counsel. You further agree to deliver your signed certification of compliance with the provisions of this paragraph promptly upon request made to you in writing by Emerson’s General Counsel.

2.	NON-DISPARAGEMENT AGREEMENT

You agree that you will not, directly or indirectly, disparage or make or cause to be made, any comments, statements, or communications of any sort to anyone—whether true or false— that may reasonably be considered to be derogatory or detrimental to Emerson or any Released Parties (as defined in the Release Agreement attached as Exhibit A), their reputations, or their services.

Emerson agrees that it will not, directly or indirectly, disparage or make or cause to be made, any comments, statements, or communications of any sort to anyone—whether true or false— that may reasonably be considered to be derogatory or detrimental to you.

Each of Emerson and you acknowledge that both parties have good reputations locally, nationally and internationally, and neither party will take any action or engage in any conduct that could injure or diminish such respective good reputations.

3.	NON-COMPETITION AND NON-SOLICITATION AGREEMENTS

You also agree that you will not, without prior written consent from both Emerson’s Chief Executive Officer and General Counsel, directly or indirectly for a period of five years from your Retirement Date (“Restricted Period”):

(a)    enter the employ of, provide consulting services to, assist, or have any financial interest in, any person, firm, corporation, or other entity engaged in business activities anywhere in the world that directly or indirectly competes with the businesses of Emerson as conducted on the date of this Agreement or as contemplated on the date hereof to be developed during the Restricted Period;

(b)    acquire in any manner any investment in, or provide services to in any capacity, any equity fund, hedge fund, or other investment vehicle, however structured, that either directly or indirectly or through portfolio company investments or otherwise competes with the businesses of Emerson as conducted on the date hereof or as contemplated on the date hereof to be developed during the Restrictive Period;

(c)    assist any third party in connection with any acquisition of any business of Emerson, whether through an acquisition or stock or assets or otherwise, or in the sale of any business to Emerson;

(d)    assist any third party in connection with any attempt to assert control over or influence the management of Emerson, whether through the acquisition or stock by such third party, addition of board members recommended by such third party, a proxy solicitation by such third party or otherwise;

(e)    accept or solicit business from or attempt to solicit or accept business from any person that is a customer of Emerson;

(f)    divert, take any action to induce, or encourage a customer of Emerson to reduce or cease doing business with Emerson;

(g)    solicit, hire, or attempt to solicit or hire any person that currently or during the Restricted Period is an employee, agent or consultant of Emerson to leave such employment or separate his or her relationship with Emerson or induce any such person to do anything which you are restricted from doing by reason of this Agreement; or

(h)    engage in any other action that might undermine the business interests of Emerson.

The foregoing shall not restrict you from owning not more than five percent of the securities of any competitor of Emerson that is listed on any national securities exchange, traded over-the-counter, or that is otherwise available for investment by the general public as long as you have no relationship with the issuer of such securities or any affiliate thereof, except as an investor.

4.	REASONABLENESS ENFORCEABILITY AND LIQUIDATED DAMAGES

You agree that the restrictions contained in Paragraph 3, including those on time and scope, are reasonable for the protection of Emerson in light of your in-depth knowledge of Emerson’s global business, your present and prior positions with Emerson, and your access to Confidential Information relating to all of Emerson’s businesses. You also affirm your agreement to comply with all existing non-competition, invention disclosure and assignment, non-disclosure and non-solicitation obligations you have with Emerson, including specifically your obligations under the Emerson Incentive Shares plans and related performance shares and restricted stock award agreements, and Emerson stock option plans and related option agreements, and Emerson non-qualified supplemental executive retirement plan participation. You agree that your obligations set forth in this Agreement are in addition to and do not invalidate or supersede your obligations under other plans, agreements or contracts unless in direct conflict, in which case the terms of this Agreement shall prevail.

You agree and acknowledge that Emerson would not enter into this Agreement and provide the valuable consideration offered to you herein but for the restrictions in this Agreement. You agree that a violation of this Agreement and the other agreements referenced in this Section 4 would result in irreparable injury to Emerson and that, in the event of a violation or a reasonably perceived threatened violation of any of the aforementioned restrictions, Emerson shall be entitled to immediate, preliminary and permanent injunctive relief which is in addition to any other remedies to which Emerson may be entitled. You further agree to reimburse Emerson for all costs, expenses and reasonable attorneys’ fees Emerson incurs to seek enforcement of any provision contained herein, whether or not litigation is commenced.

You agree that any breach of this Agreement will result in immediate forfeiture by you of all payments to be made or benefits provided to you under this Agreement. You also agree as liquidated damages for any such breach to repay to Emerson one-half of the economic value of all benefits provided to you under this Agreement prior to the date of breach. You agree that this liquidated damage provision and other remedies are necessary because substantial damage will accrue to Emerson as the result of a breach, and the amount of damages attributable to such breach may be uncertain and difficult to calculate. Payment of liquidated damages shall in no way affect the settlement and release of claims by you, nor shall payment of liquidated damages limit the enforceability of any clause in this Agreement or any other agreement referenced in this Section 4 or the ability of Emerson to seek damages and any other relief from you as provided under applicable law or any agreement between you and Emerson.

5.	RELEASE AND DISCHARGE

You will release and discharge Emerson and its respective Directors, officers, employees and agents from any and all claims or liability of whatever nature and will execute on your Retirement Date the Release Agreement attached hereto as Exhibit A. If the Release Agreement attached as Exhibit A is not executed by you, this Agreement shall be null and void. You also agree that no benefits or other compensation described in this Agreement (other than the payment of your base salary described in Section 8.A. hereof, shall be paid or provided to you until expiration of the seven-day revocation period set forth in Paragraph 3(e) of the Release Agreement.

6.	RESIGNATIONS

You agree to execute the Officer Resignation, effective as of May 31, 2021, and the Director Resignation, effective May 5, 2021, as set forth on Exhibit B and Exhibit C, respectively, and attached hereto.

7.	CLAWBACK

You agree that you will remain subject to Emerson’s Clawback Policy, which provides: “If the Board determines that an executive officer has engaged in intentional misconduct that caused or partially caused a material restatement of the Company’s consolidated financial statements, the Board may, to the extent permitted by law and to the extent it determines that it is in the Company’s best interests to do so, require reimbursement to the Company of, or reduce or cancel, that portion of annual incentive or any long-term incentive compensation paid or credited to such executive officer on or after February 1, 2015 that would not have been paid or credited had the consolidated financial statements that are the subject of such restatement been correctly stated. For purposes of this policy, the term “executive officer” means any officer of the Company who is required to file reports pursuant to Section 16 of the Securities Exchange Act of 1934,” and such other clawback provisions as included in your incentive award agreements.

8.	COMPENSATION AND BENEFITS

Subject to and conditioned upon your compliance with your obligations and covenants in this Agreement and any other agreement entered into between you and Emerson, you will receive the compensation and benefits outlined below. The compensation and benefits set forth herein are in lieu of and replace any other compensation or benefits to which you may be entitled from Emerson:

A.    You will remain on the Emerson payroll and receive your current base salary through your Retirement Date.

B.    You will remain eligible to participate in the Fiscal 2021 Emerson Electric Extra Salary Program under the same terms and conditions as other participants in the Program. We will recommend to the Compensation Committee that you receive a 75% pro rata payment under the Program for Fiscal 2021 and subject to their approval, payment will be made consistent with prior practices.

C.    You agree to provide consulting services to the Company through December 31, 2021 as requested by the Chief Executive Officer on as needed basis. You will be paid a monthly consulting fee of $117,000 for these services during the seven (7) month term. The full terms and conditions of this consulting arrangement shall be as set forth in the Consulting Agreement as set forth on Exhibit D attached hereto.

D.    You may continue coverage under the former split dollar and group universal life policies owned by you through your Retirement Date. After your retirement, you may continue coverage under such policies at your own expense, subject to the terms of the underlying policies.

E.    Your executive perquisites will end on your Retirement Date, except as otherwise noted below:

i.	You may complete your 2021 calendar year tax return under the executive financial tax planning program, subject to the normal terms and conditions of the program.

ii.	You may complete your final executive physical under the normal terms and conditions of the program through May 31, 2022.

iii.	You will be required to return or purchase at its fair market value, your company automobile by May 31, 2021.

F.    In accordance with the terms of the applicable Emerson stock option plans, and as approved by the Compensation Committee of the Board of Directors, your outstanding options will be exercisable for a period of up to five (5) years after the Retirement Date, but no longer than the original expiration date of the option.

G.    The Compensation Committee has determined that you will remain eligible to receive a full payment of your outstanding Performance Shares awards, under the Fiscal Year 2019 – 2021, 2020 – 2022 and 2021 – 2023 Performance Shares Programs, subject to the other applicable terms of Emerson’s Incentive Shares Plans and the applicable Performance Shares Program which apply to all participants, including achievement of the performance objectives under each Program, and based on the actual payout percentage applicable to each Program, and at the time provided therefor under the respective programs.

H.    Pursuant to the terms and conditions of the qualified all-employee Emerson Electric Co. Retirement Plan, you will be eligible to receive your monthly pension benefits accrued under such plan as of the Retirement Date. Pursuant to the terms and conditions of the related Emerson Electric Co. Pension Restoration Plan (the non-qualified supplemental executive retirement plan which covers the benefits you would have been eligible to receive under the aforesaid all-employee Retirement Plan were it not for the compensation limitations imposed under the Internal Revenue Code (the “Code”)), you will also be eligible to receive your monthly pension benefits accrued as of your Retirement Date under such plan. Payment of your accrued benefits under the non-qualified supplemental executive retirement plan which are not “grandfathered” under Section 409A of the Code shall be deferred to the extent required by Code Section 409A. Payments of your pension benefits under each of the aforesaid plans will be paid monthly in the manner and times set forth in such plans, subject to the terms and conditions of such plans.

I.    You will be eligible to receive distributions from your Emerson Electric Co. Employee Savings Investment Plan (401(k) plan) to the extent permitted under the terms of the plan and applicable law. You will be eligible to receive distributions under the Emerson Electric Co. Savings Investment Restoration Plan (non-qualified 401(k) plan), subject to the provisions of the plan and your distribution elections thereunder. Distributions from these plans which are not “grandfathered” under Section 409A of the Code shall be deferred to the extent required by Code Section 409A.

J.    All payments and other benefits provided for under this Agreement, including but not limited to any performance shares program payouts, vesting of restricted stock, or shares of stock issued to you upon exercise of your stock options, will be subject to income tax and other withholdings as required by law.

K.    Except as provided for specifically above, after the Retirement Date you will not be permitted to continue participating in any Emerson benefit or compensation programs including, but not limited to, the qualified and non-qualified 401(k) plans and the disability insurance program.

L.    The offers and agreements made in this Letter Agreement and any payments made hereunder are subject to your compliance with the terms and conditions of this Letter Agreement and execution of the Release Agreement without revocation.

M.    Notwithstanding any other provisions of this Agreement, if at any time after the Restricted Period you engage in an activity in which you are prohibited from engaging hereunder during the Restricted Period, Emerson shall be relieved of all, and shall have no further, obligations to provide the payments or benefits specified in this Section 8 (unless otherwise required by law).

9.	MISCELLANEOUS

A.     This Agreement is deemed to be entered in the State of Missouri and, without regard to conflict of laws principles, shall be interpreted in accordance with and governed by the laws of the State of Missouri. Emerson and you agree that any legal action or proceeding with respect to this Agreement shall be brought and determined in the courts of the County of St. Louis, State of Missouri or of the United States of America for the Eastern District of Missouri and that you submit to the jurisdiction of such courts with respect to any such action or proceeding.

B.    You acknowledge that Emerson has advised you to consult with an attorney if you need assistance in reviewing or understanding this Agreement or any of the documents referenced in this Agreement, including the Release Agreement.

[Signature page to follow]

Please confirm that the foregoing represents your understanding of our entire agreement by signing in the space provided below. Once again, I thank you for your many years of dedicated service to Emerson, and I wish you the very best in your retirement.

Very truly yours,

/s/ Beth Kovaly Willis
Beth Kovaly Willis

ACCEPTED AND AGREED TO THIS 23rd day of February, 2021

/s/ David N. Farr
David N. Farr

EXHIBIT A

RELEASE AGREEMENT

This Release Agreement is entered into concurrently with that certain Letter Agreement by and between Emerson Electric Co. (“Employer”) and David N. Farr (“Employee”) dated February 23, 2021 the (“Letter Agreement”). In consideration of the mutual promises and covenants contained in the Letter Agreement and herein, and other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties do hereby agree as follows:

1.    Employment. Employee was previously employed by Employer. The employment of Employee with Employer has ended as a result of Employee’s retirement from Employer effective May 31, 2021.

2.    Release. For and in consideration of the covenants, terms and conditions set forth in the Letter Agreement and this Release Agreement, Employee, for himself and his heirs, to the fullest extent permitted by law, agrees to and does hereby waive, covenant not to sue, releases, and forever discharges Employer, and each and every one of Employer’s parent, subsidiary and other affiliated entities (the “Emerson Entities”), and their respective agents, employees, officers, directors, stockholders, managers, members, successors, predecessors, contractors, attorneys, external counsel, agents and assigns (collectively referred to as “Released Parties”), from and with respect to all matters, claims, charges, demands, damages, causes of action, debts, liabilities, controversies, judgments, and suits of every kind and nature whatsoever, foreseen or unforeseen, known or unknown, arising prior to the date this Release Agreement becomes effective and including, but not limited to, those in any way related to Employee and/or Employee’s separation from employment. This release by Employee of Released Parties expressly includes, but is not limited to, any claim or cause of action against Released Parties related to or arising out of tort, contract, equity, implied covenant, invasion of privacy, defamation, personal injury, wrongful discharge, emotional distress, discrimination (whether based on race, sex, age, color, national origin, religion, disability, or any other class protected by law), harassment, retaliation, claims for workers’ compensation benefits, claims for unpaid wages, any claim under the Age Discrimination in Employment Act, 29 U.S.C. §621 et seq., Title VII of the Civil Rights Act of 1964, 42 U.S.C. §2000e et seq., the Civil Rights Act of 1866, 42 U.S.C. §1981, the Americans With Disabilities Act, 42 U.S.C. §12101, et seq., the Employee Retirement Income Security Act of 1974, 29 U.S.C. §1001, et seq., the Family Medical Leave Act, 29 U.S.C. §2601 et seq., the Fair Labor Standards Act of 1938, 29 U.S.C. §201 et seq., the Missouri Human Rights Act, Mo. Rev. Stat. §213.010 et seq.; the Missouri Equal Pay for Women Act, Mo. Rev. Stat. §290.400 et seq., the Missouri Service Letter statute Mo. Rev. Stat. §290.14, the Missouri Minimum Wage Law, Mo. Rev. Stat. §290.010 et seq., the Missouri Wage Payment Law, Mo. Rev. Stat. §290.010 et seq., any claim under common law, and any claim under any federal, state or local statute, regulation, constitution, order or executive order. This release also expressly includes, but is not limited to, any claim for attorneys’ fees or costs. Employee affirms and warrants that he has made no charge, claim, complaint, or otherwise initiated action against Employer in any government agency, court or other forum and that no such matter is pending. Employee further affirms and warrants that Employee has not been retaliated against for reporting, or taking any actions, pertaining to allegations of wrongdoing by Employer or its officers and employees. Employee avers and agrees that he has no personal knowledge of any employee, officer or director of Employer engaging in any act related to the performance of their duties at or for Employer, which Employee knows or believes to be illegal and Employee acknowledges that he has never complained of any unlawful conduct by Employer. Employee hereby releases and relinquishes any and all rights to employment, reinstatement and any right to future employment with Employer or the Emerson Entities. Employee also waives and releases any right or ability to be a class or collective action representative or to otherwise participate in any putative or certified class, collective or multi-party action or proceeding based on a claim in which Employer or any one or more Released Parties is a party. Notwithstanding the foregoing, Employee is not waiving any right to enforce any term or provision of the Letter Agreement, or any claims solely relating to the validity of this Release Agreement under the Age Discrimination in Employment Act.

3.    Waiver of ADEA Rights. By execution of this Release Agreement, Employee expressly waives any and all rights or claims arising under the Age Discrimination in Employment Act of 1967 (“ADEA”) and

(a)    Employee has read this Agreement, and the Letter Agreement, in their entirety and understands all of their terms; and

(b)    Employee acknowledges and agrees that the waiver of his rights or claims arising under the ADEA is in exchange for the consideration provided in the Letter Agreement which, Employee agrees, is beyond that to which Employee is otherwise entitled; and

(c)    Employee acknowledges that Employer has, and does, hereby expressly advise him to consult with an attorney of his choosing, at his own expense, prior to executing this Release Agreement and the Letter Agreement; and

(d)    Employee agrees that he has been given a period of not less than twenty-one (21) days from receipt of this document within which to consider this Release Agreement and the Letter Agreement, and that if Employee elects to sign this Release Agreement prior to the expiration of the 21-day consideration period specified herein, he does so knowingly and voluntarily and with full opportunity to consult with an attorney; and

(e)    Employee acknowledges he has been advised by Employer that he is entitled to revoke this Release Agreement (in the event he executes this Release Agreement) within seven (7) days after executing it and that this Agreement will not and does not become effective or enforceable until the seven (7) day revocation period has expired; and

(f)    The parties agree that should Employee exercise his right to revoke the waiver under this paragraph 3, this entire Release Agreement and Letter Agreement, and their obligations, are null and void and of no effect and, notwithstanding any other provision of this Release Agreement or the Letter Agreement to the contrary, no payment or other consideration shall be due, owing, paid or provided until the seven (7) day revocation period has expired without revocation by Employee. Written notice of Employee’s decision to revoke the waiver may be sent to Emerson’s Senior Vice President, Secretary and General Counsel by fax, email or hand-delivery.

4.    Remedies. Without limiting the remedies available to Employer for any breach of this Release Agreement, Employee agrees that any breach of either this Release Agreement or the Letter Agreement will result in immediate forfeiture of any future payments to be made to, or benefits to be provided to, Employee and all other remedies and relief as specifically set forth further in the Letter Agreement shall be available to Employer.

5.    Successors and Assigns. This Release Agreement binds, and inures to the benefit of, the parties’ respective heirs, administrators, representatives, executors, successors, and assigns.

6.    Review by Employee. Employee acknowledges that he has read the provisions of this Release Agreement, that Employee was advised of his right to review this Release Agreement with an attorney at his expense, and that Employee fully understands the meaning and intent of this Release Agreement and agrees to all of its terms.

EMPLOYEE

/s/ David N. Farr
David N. Farr

Date: 2/23/21

EXHIBIT B

OFFICER RESIGNATION

I, David N. Farr, do hereby submit my resignation, effective February 5, 2021, from my position as Chief Executive Officer of Emerson Electric Co., as well as from any other positions (if any) I may hold with any subsidiaries or affiliates of Emerson.

/s/ David N. Farr
David N. Farr

D-1

EXHIBIT C

DIRECTOR RESIGNATION

I, David N. Farr, do hereby submit my resignation as a member of the Board of Directors of Emerson Electric Co. to be effective as of May 5, 2021.

/s/ David N. Farr
David N. Farr

EXHIBIT D

CONSULTING AGREEMENT

THIS CONSULTING AGREEMENT (the “Consulting Agreement”) is made and entered into as of February 23, 2021, by and between EMERSON ELECTRIC CO., a Missouri corporation (“Emerson”), and DAVID N. FARR (“Consultant”). For purposes of this Agreement, the term “Emerson Entities” means, collectively, Emerson and its business and operating units and its direct and indirect subsidiaries and affiliates, as the same may exist now or in the future, including those corporations or other legal entities in which Emerson has a direct or indirect ownership or investment interest of 20% or more.

WITNESSETH

WHEREAS, Emerson desires to retain the services of Consultant, and Consultant desires to render such services, all upon the terms set forth herein.

NOW THEREFORE, in consideration of the premises and mutual covenants and agreements set forth herein, Emerson and Consultant agree to the following:

1.    Consulting Term. Consultant is hereby retained by Emerson as Consultant and independent contractor to provide consulting services for a period commencing June 1, 2021 and ending December 31, 2021 (the “Initial Term”), unless this Consulting Agreement is (a) sooner terminated by Emerson in accordance with Section 5 hereof or (b) extended by mutual agreement. For purposes of this Consulting Agreement, “Term” shall mean the period during which Consultant provides consulting services to Emerson or the other Emerson Entities under this Consulting Agreement.

2.    Consulting Services. During the Term, Consultant shall perform such transition, consulting and advisory services on an as-needed basis as may be requested from time-to-time by the Chief Executive Officer of Emerson. If the Term of this Consulting Agreement is extended beyond the Initial Term, Emerson and Consultant shall determine the scope of the consulting services to be provided by mutual agreement. Consultant shall be entitled to set his work schedule and the place where the work will be performed, subject to completing the consulting services in a timely manner. Consultant shall not hold himself out as an employee of Emerson, Consultant’s role shall be limited to providing the services as outlined herein, and Consultant shall have no authority to contract with third parties on behalf of Emerson or otherwise bind Emerson in any way.

3.    Consulting Fees. In consideration for the consulting services and subject to the due performance thereof, Emerson will pay or cause to be paid to Consultant during the Term compensation at the rate of one hundred seventeen thousand dollars ($117,000) per month (the “Consulting Fees”) on or around the 15th day of each month of the Term.

4.    Expenses. Consultant shall generally be responsible for his or her own expenses, but may be entitled to be reimbursed by Emerson for those reasonable and necessary business expenses incurred in connection with, and directly and integrally related to, the performance of the services hereunder. As a condition of any reimbursement, Consultant shall submit verification of the nature and amount of such expenses in accordance with Emerson’s expense reimbursement policies. Consultant, at his or her expense, shall be responsible for obtaining workers’ compensation insurance, and any other insurance, as may be required by law or considered necessary or desirable by Consultant for the operation of his or her business.

5.    Termination. This Consulting Agreement and the engagement of the Consultant by Emerson hereunder shall only be terminated (i) by expiration of the Term, (ii) by mutual agreement of the parties, (iii) by Emerson, effective immediately upon payment of the remaining Consulting Fees through the Initial Term; or (iv) by Emerson, effective immediately upon written notice to Consultant, if Consultant:

(a)    commits any breach of the terms or conditions hereof or of any other agreements or obligations that Consultant has with Emerson or any of the Emerson Entities;

(b)    fails to perform his duties and obligations as specified herein;

(c)    commits acts constituting willful fraud or dishonesty; or

(d)    commits fraud or dishonesty against any of the Emerson Entities or willful conduct involving a third party which may, in Emerson’s sole discretion, impair the reputation of, or harm, any of the Emerson Entities, or any directors, officers, employees or agents of any of the foregoing.

Consultant shall not be entitled to any payments after termination of this Consulting Agreement (except for the Consulting Fees in connection with a termination pursuant to Section 5(iii)) other than reimbursement of expenses incurred prior to the effective date of termination that are reimbursable pursuant to Section 4 hereof.

6.    Assignment. In the event that Emerson, or any corporation or other entity resulting from any merger or consolidation referred to in this paragraph, merges or consolidates into or with any other entity or entities, or in the event that substantially all of the assets of Emerson are sold or otherwise transferred to another entity, the provisions of this Consulting Agreement shall be binding upon and inure to the benefit of the entity resulting from such merger or consolidation or to which such assets are sold or transferred. This Consulting Agreement shall not be assignable by Emerson or by any entity resulting from any such merger or consolidation or to which such assets are sold or transferred, except (i) to the continuing entity in, or the entity resulting from and as an incident of, any such merger or consolidation, or (ii) to the entity to which such assets are sold or transferred, and as an incident of such sale or transfer. Neither this Consulting Agreement nor any rights hereunder shall be assignable by Consultant.

7.    Non-Competition and Non-Solicitation Agreement. Consultant agrees to abide by the terms of his Letter Agreement with Emerson dated February 5, 2021, which includes Non-Competition and Non-Solicitation obligations.

8.    Confidential Information. Consultant agrees to abide by the terms of his Letter Agreement with Emerson dated February 5, 2021, which includes Confidentiality provisions.

9.    Relationship of Parties. Consultant is an independent contractor and is not an employee or agent of Emerson or any of the other Emerson Entities. Consultant is not covered by or entitled to any benefits from Emerson or any of the other Emerson Entities (e.g. health, dental, medical, disability, or life insurance; pension, retirement, profit sharing, savings, incentive, or bonus plans; vacation days or vacation or severance pay) by virtue of this Consulting Agreement; provided, however, that the foregoing shall not limit the rights and benefits to which Consultant is entitled pursuant to any other written agreements with Emerson or other Emerson benefit plans. Consultant shall devote sufficient business time and efforts to the performance of services for Emerson necessary to complete the services within the timeframes for completion established by Emerson. Consultant shall use his best efforts in such endeavors. Consultant shall perform the services with a level of care, skill and diligence that a prudent professional acting in a like capacity and familiar with such matters would use.    Consultant shall determine the manner, means and details by which Consultant provides consulting services hereunder, and except as provided in Section 7, Consultant shall have the right to provide consulting or other services to persons other than Emerson.

10.    Non-Waiver of Rights. The failure to enforce any provision of this Consulting Agreement or to require performance by the other party of any provision hereof shall not be construed as a waiver of such provision or to affect either the validity of this Consulting Agreement or any part hereof or the right of either party thereafter to enforce each and every provision in accordance with the terms of this Consulting Agreement.

11.    Invalidity of Provisions. If any provision of this Consulting Agreement is unenforceable under applicable law, that shall not affect the validity or enforceability of the remaining provisions. To the extent that any provision of this Consulting Agreement is unenforceable as stated, that provision shall not be void but rather shall be modified to the extent required by applicable law to permit such provision to be enforced to the maximum extent permitted by applicable law.

12.    Equitable Remedy. Both Emerson and Consultant acknowledge that damages at law will not be adequate to compensate Emerson for a breach or threatened or anticipatory breach of this Consulting Agreement by Consultant. Both parties agree and stipulate that Emerson, in addition to the legal remedies available, shall be entitled to any and all equitable remedies, including without limitation injunctive relief to prevent a breach or threatened or anticipatory breach by Consultant of any provision of this Consulting Agreement.

13.    Governing Law. This Consulting Agreement shall be interpreted in accordance with and governed by the laws of the State of Missouri, without regard to conflict of law principles. It is conclusively deemed that this Consulting Agreement was entered into in the State of Missouri.

14.    Submission to Jurisdiction. Emerson and the Consultant hereby agree that any legal action or proceeding with respect to this Consulting Agreement shall be brought and determined in the federal or state courts located in the State of Missouri, and Emerson and the Consultant hereby submit with regard to any such action or proceeding to the exclusive jurisdiction of such courts.

15.    Amendments. No modification, amendment, or waiver of any of the provisions of this Consulting Agreement shall be effective unless in writing and signed by the parties.

16.    Notices. Any notice to be given by either party shall be in writing and shall be deemed to have been duly given if delivered or mailed, by certified or registered mail, postage prepaid, as follows:

To Emerson:

Emerson Electric Co.

8000 West Florissant Avenue

P. O. Box 4100

St. Louis, Missouri 63136

Attention: Beth Kovaly Willis - Vice President Executive Compensation

To Consultant:

David N. Farr

[Address Redacted]

or to such other address as may have been furnished to the other party by written notice in accordance herewith.

[Signature page to follow]

IN WITNESS WHEREOF, the parties hereto have caused this Consulting Agreement to be executed as of the day and year first above written.

EMERSON ELECTRIC CO.
By:

/s/ Beth Kovaly Willis
Beth Kovaly Willis, VP Executive Compensation

CONSULTANT:

/s/ David N. Farr
David N. Farr